Schedule of Tranche A Convertible Promissory Notes
    and Tranche B Promissory Notes Delivered on April 9, 1996
    ---------------------------------------------------------



1.  Continental Assurance Company


     Tranche A Convertible Note:        $  250,000.00
     Tranche B Note:                    $  231,000.00


2.  Continental Casualty Company


     Tranche A Convertible Notes:       $  500,000.00
     Tranche A Convertible Notes:       $  500,000.00

     Tranche A Convertible Notes:       $  500,000.00
     Tranche A Convertible Notes:       $  500,000.00
     Tranche A Convertible Notes:       $  125,000.00
     Tranche B Note:                    $1,970,155.68


3. Continental Assurance Company on behalf of its separate account
     Continental Assurance Company Pension Investment Fund


     Tranche A Convertible Note:        $  625,000.00
     Tranche B Note:                    $  579,000.00